Exhibit 99.1
K-TRON INTERNATIONAL, INC.
Routes 55 & 553, PO Box 888	NEWS
Pitman, NJ 08071-0888
(856) 589-0500
FAX (856) 582-7968
www.ktroninternational.com
E-mail: ktii@ktron.com

For Release:	Immediately

Contact:	Ronald Remick, Senior Vice President and Chief Financial Officer
Tel: (856) 256-3311 E-mail: rremick@ktron.com

K-TRON REPORTS RECORD FIRST QUARTER RESULTS

Pitman, New Jersey  - - May 5, 2008 - -  K-Tron International, Inc. (NASDAQ-GS: KTII) today reported the best first quarter in its history, including a record quarter-end backlog of $75.522 million.  Net income was $5.651 million, 15.8 percent higher than the $4.879 million reported in the first quarter of 2007, on a 22.4 percent gain in year-over-year first quarter revenues from $46.884 million to $57.398 million.  Diluted earnings per share rose 14.0 percent to $1.96 in this year’s first quarter from $1.72 in the same period last year.

In its announcement, the Company noted that if the average foreign currency exchange rates for the first quarter of 2007 were applied to the first quarter of 2008, the Company’s revenues would have increased approximately 16.1 percent instead of 22.4 percent, with the higher increase being primarily due to a weaker U.S. dollar against the Swiss franc, the euro and other relevant foreign currencies in this year’s first quarter compared to the same period last year.

Commenting on the Company’s results, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, “K-Tron posted record first quarter numbers for revenues, net income and earnings per share, beating in each case the records that had been established in last year’s first quarter.  Bookings were also very strong in the quarter, and our backlog grew to an all-time, quarter-end high of $75.522 million at the end of the first quarter.  These excellent results reflected favorable business conditions for both our Process Group and our Size Reduction Group in most of the major geographic markets which they serve.”

On other matters, Mr. Cloues highlighted a $3.463 million reduction in debt in the first quarter to $34.561 million.  At the same time, cash decreased by $2.888 million to $29.148 million, reflecting payment of a $1.687 million working capital purchase price adjustment in connection with the September 2007 acquisition of Rader Companies, Inc. and of Company-wide bonuses for 2007.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets.  The Company has manufacturing facilities in the United States, Switzerland, the United Kingdom and the People’s Republic of China, and its equipment is sold throughout the world.

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 (Financial Data Follows)

K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands, except share data)

	Three Months Ended
	March 29, 2008	March 31, 2007
Revenues	$57,398	$46,884
Operating income	$8,535	$7,442
Interest (expense), net	(379)	(467)
Income before income taxes	8,156	6,975
Income taxes	2,505	2,096
Net income	$5,651	$4,879
Basic earnings per share	$2.08	$1.83
Diluted earnings per share	$1.96	$1.72
Weighted average number of common shares outstanding (basic)	2,717,000	2,663,000
Weighted average number of common and common equivalent shares outstanding (diluted)	2,882,000	2,841,000